EXHIBIT 99.1

[ARI LOGO]

11425 West Lake Park Drive/Suite 900/Milwaukee, Wisconsin 53224-3025

Phone: 414.973.4300/Fax: 414.973.4357/www.arinet.com

PRESS RELEASE

FOR IMMEDIATE RELEASE

ARI SUCCESSFULLY COMPLETES RESTRUCTURING OF DEBT

Completion Allows the Company to Focus on the Business

Milwaukee, Wis., April 25, 2003 — ARI (OTCBB:ARIS), a leading provider of electronic catalog-enabled business solutions that connect equipment manufacturers with their service and distribution networks, announced today that it has successfully completed a restructuring of its $4.0 million convertible subordinated debenture, which was due April 27, 2003.

“This is a good result,” said Brian E. Dearing, ARI’s chairman and chief executive officer.  “By restructuring the debt with the new holders, we have strengthened the Company for the future and can now refocus our attention on the business.  As we have said all along, ARI is a good company with blue chip customers, industry-leading products, and superb employees.  We have proven ourselves capable of generating sufficient cash flow to satisfy our obligations, including this new one.”

In exchange for the debt, which had approximately $0.9 million in accrued and unpaid interest, and a warrant to purchase 600,000 shares of ARI common stock at $4.00 per share, ARI has given the new holders (in aggregate) $500,000 in cash, new unsecured notes for $3.9 million, and new warrants for 250,000 common shares at $1.00 per share.  The interest rate on the new notes is prime plus two, with the first payment due March 31, 2004.  The payment schedule provides for regular quarterly payments until the principal is paid in full on December 31, 2007.  In connection with this restructuring, ARI has received a thirty-day extension on its receivables financing facility with Textron Growth Capital Division, which would have expired on April 24.  The Company anticipates that a long-term arrangement will be negotiated before this most recent extension expires.

“In addition to restructuring the debt, it is also significant that the new holders have assigned all their rights and claims against RGC International Investors (Rose Glen), and its affiliates to ARI,” added Dearing.  “Last fall, we negotiated a Stand-Still and Buy-Back Agreement with Rose Glen, the original holder of the debenture and warrants, which allowed us to satisfy our obligations for an initial payment of $500,000 and an additional payment of $1 million eight months later.  After we accepted their offer, Rose Glen sold the Debenture to an investment consortium represented by Taglich Brothers, Inc. The assignment to us of their rights against Rose Glen further strengthens our position in seeking to obtain the benefit of the $1.5 million deal,” Dearing concluded.

ARI Network Services, Inc. is a leading provider of electronic catalog-enabled business solutions for sales, service and life-cycle product support in the manufactured equipment market.  ARI currently provides approximately 80 parts catalogs (many of which contain multiple lines of equipment) for approximately 60 equipment manufacturers in the U.S. and Europe.  More than 75,000 catalog subscriptions are provided through ARI to over 23,000 dealers and distributors in more than 100 countries.  ARI serves a dozen segments of the worldwide manufactured equipment market including outdoor power, recreation vehicle, floor maintenance, auto and truck parts aftermarket, power sports, marine and construction.  The Company builds and supports a full suite of multi-media electronic catalog publishing and viewing software for the Web or CD and provides expert catalog publishing and consulting services.  ARI communications systems provide a global electronic pathway for parts orders, warranty claims and other transactions between manufacturers and their networks of sales and service points.  In addition, ARI also provides a template-based dealer website service that makes it quick and easy for an equipment dealer to have a professional and attractive website.  ARI currently operates three offices in the United States and one in Europe and has sales and service agents in Australia, England and France providing marketing and support of its products and services.

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Statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act.  The forward-looking statements can generally be identified by words such as "believes," "anticipates," "expects" or words of similar meaning.  Forward-looking statements also include statements relating to the Company's future performance, such as future prospects, revenues, profits and cash flows.  The forward-looking statements are subject to risks and uncertainties, which may cause actual results to be materially different from any future performance suggested in the forward-looking statements.  Such risks and uncertainties include those factors described under "Forward Looking Statements Disclosure" in Exhibit 99.1 of the Company’s annual report on Form 10-K for fiscal year ended July 31, 2002 filed with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements.  The forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements.  For more information, please refer to the Company’s filings with the Securities and Exchange Commission.

Contact:

Nancy Krajcir-Bennett

Bob Whitaker

ARI Network Services, Inc.

Vollrath Associates

Tel: (414) 973-4380

Tel: (262) 240-2408

Fax: (414) 973-4357

Fax: (262) 240-2410

E-mail: krajcir@arinet.com

E-mail: rwhitaker@vollrathpr.com